Vident Advisory, LLC

Code of Ethics

Effective September 4, 2019

INTRODUCTION    3

1.	OVERVIEW 4

1.1	Code of Ethics 4

1.2	Standards of Business Conduct 4

1.3	Applicability of this Code of Ethics 4

1.4	Reporting Person Duties 4

1.5	Reporting Persons’ Obligation to Report Violations 5

1.6	Vident’s Duties and Responsibilities to Reporting Persons 5

1.7	Quarterly Board Reports 5

1.8	Recordkeeping 6

2.	REPORTING PERSONAL SECURITIES TRANSACTIONS 7

2.1	Resolving Conflicts of Interest 7

2.2	Reportable Securities Accounts and Transactions 7

2.3	New Accounts 8

2.4	Confidentiality 8

2.5	Trading Restrictions and Prohibitions 9

2.6	How to Pre-Clear Reporting Personal Securities Transactions 10

2.7	Summary of What You and your Immediate Family Need to Report Quarterly and Pre-Clear 11

2.8	Ban on Short-Term Trading Profits 11

2.9	Employee Compensation Related Accounts 14

3.	CODE VIOLATIONS 13

3.1	Investigating Code Violations 13

3.2	Penalties 13

3.3	Dismissal and/or Referral to Authorities 14

3.4	Exceptions to the Code 14
APPENDIX A DEFINITIONS    15
APPENDIX B CODE TEAM CONTACT INFORMATION    19
APPENDIX C REPORTABLE FUNDS     20

INTRODUCTION
This Vident Code of Ethics (“Code”) applies to employees, directors, and officers of the following Covered Companies, which may be referred to collectively herein as “Vident”:

1.	Vident Advisory, LLC, (“VA”) a Securities and Exchange Commission (“SEC”) registered investment adviser based in Alpharetta, Georgia

2.	Vident Financial, LLC, (“VF”), the parent company of VA, based in Alpharetta, Georgia

This Code does not apply to any other entities, including Vident Investment Advisory, LLC, which has adopted a separate Code of Ethics.

Please refer to Appendix A for the definitions of capitalized terms that are not otherwise defined in the Code.

1.	OVERVIEW

1.1	Code of Ethics
Vident has adopted this Code pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 204A-1 thereunder and Rule 17j-1 under the Investment Company Act of 1940 Act (the “1940 Act”). This Code establishes standards of business conduct and outlines the policies and procedures that Reporting Persons (as defined in Appendix A) must follow to prevent fraudulent, manipulative or improper practices or transactions. This Code is maintained and administered by VA’s Chief Compliance Officer (“CCO”) and the Code of Ethics Manager (“Code Manager”). The CCO and Code Manager are collectively referred herein as the “Code Team”. Please see Appendix B for Code Team Contact Information.

1.2	Standards of Business Conduct
Reporting Persons must always observe the highest standards of business conduct and follow all applicable laws and regulations. Reporting Persons may never:

•	Use any device, scheme or artifice to defraud a client;

•	Make any untrue statement of a material fact to a client or mislead a client by omitting to state a material fact;

•	Engage in any act, practice or course of business that would defraud or deceive a client;

•	Engage in any manipulative practice with respect to a client;

•	Engage in any inappropriate trading practices, including price manipulation; or

•	Engage in any transaction or series of transactions that may give the appearance of impropriety.
This Code does not attempt to identify all possible fraudulent, manipulative or improper practices or transactions, and literal compliance with each of its specific provisions will not shield Reporting Persons from liability for personal trading or other conduct that violates a fiduciary duty to clients.

1.3	Applicability of this Code of Ethics
“Reporting Persons” are subject to all provisions of this Code.
Important Note: All references to “Reporting Persons” in the guidelines, prohibitions, restrictions, and duties set forth in this Code should be interpreted to also refer, as the context requires, to Immediate Family Members (as defined in Appendix A) of such persons. “You” or “your” should be interpreted to refer, as the context requires, to Reporting Persons and/or the Immediate Family Members of such persons.

1.4	Reporting Person Duties
As a Reporting Person, you are expected to:

•	Be ethical;

•	Act professionally;

•	Exercise independent judgment;

•	Comply with applicable Federal Securities Laws;

•
Avoid, mitigate or appropriately resolve conflicts of interest, and situations which create the perception of a conflict of intertest. A conflict of interest exists when financial or other incentives motivate a Reporting Person to place their or Vident’s interest ahead of a Vident Client Account. For more information on conflicts of interest, see Section 2.1 of this Code and VA’s Conflicts of Interest Policy in VA’s Compliance Manual;

•	Promptly report violations or suspected violations of the Code and/or any Vident compliance policy to the Code Team; and

•	Cooperate fully, honestly and in a timely manner with any Code Team investigation or inquiry.

Reporting Persons are required to submit all requests and reports to the Code Manager via Employee Level Filings (“ELF“), the transaction monitoring system for the Code.
In addition to ELF, Reporting Persons can contact the Code Team for requests, assistance and ad-hoc issues.
Training for ELF will be provided to Reporting Persons by the Code Manager.
All Reporting Persons, as a condition of employment, must acknowledge in writing (or electronically) receipt of this Code and certify, within 30 calendar days of becoming subject to the Code and annually thereafter, that they have read, understand, and will comply with the Code. Violations of the Code may result in disciplinary actions, including disgorgement, fines and even termination, as determined by the Code Team.
The Code and your fiduciary obligations generally require you to put the interests of Vident clients ahead of your own. The Code Team may review and take appropriate action concerning instances of conduct that, while not necessarily violating the letter of the Code, give the appearance of impropriety.

1.5	Reporting Persons’ Obligation to Report Violations
Reporting Persons are expected to report any concerns regarding ethical business conduct, suspected or actual violations of the Code, or any non-compliance with applicable laws, rules, or regulations to the Code Team. Reports will be treated confidentially to the extent reasonably possible and will be investigated promptly and appropriately. No retaliation may be taken against a Reporting Person for providing information in good faith about such violations or concerns.
Examples of violations or concerns that Reporting Persons are expected to report include, but are not limited to:

•	Fraud or illegal acts involving any aspect of our business;

•	Concerns about accounting, auditing, or internal accounting control matters;

•	Material omissions or misstatements in SEC filings; and

•	Any activity that is prohibited by the Code.

1.6	Vident’s Duties and Responsibilities to Reporting Persons
To help Reporting Persons comply with this Code, the Code Manager will:

•	Identify and maintain current listings of Reporting Persons;

•	Notify Reporting Persons in writing of their status as such and the Code requirements;

•	Make a copy of the Code available and require initial and annual certifications that Reporting Persons have read, understand, and will comply with the Code;

•
Make available a revised copy of the Code if there are any material amendments to it (and, to the extent possible, prior to their effectiveness) and require Reporting Persons to certify in writing (or electronically) receipt, understanding, and compliance with the revised Code;

•	From time to time, provide training sessions to facilitate compliance with and understanding of the Code and keep records of such sessions and the Reporting Persons in attendance; and

•	Review the Code with the CCO at least once a year to assess its adequacy and effectiveness.

1.7	Quarterly Board Reports
On a quarterly basis, the CCO or Code Manager shall submit to the relevant boards of Reportable Funds (the “Board(s)”) a written report on behalf of VA describing violations of or waivers from the Code and any sanctions imposed in response to violations.

1.8	Recordkeeping
This Code, a record of each violation of the Code and any action taken as a result of the violation, a copy of each report and certification/acknowledgment made by a Reporting Person pursuant to the Code, lists of all persons required to make and/or review reports under the Code, and a copy of any pre-clearance given or requested pursuant to the Code shall be preserved with the applicable Covered Company’s records, as appropriate, for the periods and in the manner required by the Advisers Act and 1940 Act.

2.	REPORTABLE PERSONAL SECURITIES TRANSACTIONS

2.1	Resolving Conflicts of Interest
When engaging in Reportable Securities Transactions, there might be conflicts between the interests of a Vident Client Account and a Reporting Person’s personal interests. Any conflicts that arise in connection with such Reportable Securities Transactions must be resolved in a manner that does not inappropriately benefit the Reporting Person or adversely affect Vident Client Accounts. Reporting Persons shall always place the financial interests of the Vident Client Accounts before personal financial and business interests.
Examples of inappropriate resolutions of conflicts are:

•	Taking an investment opportunity away from a Vident Client Account to benefit a portfolio or personal account in which a Reporting Person has Beneficial Ownership;

•	Using your position to take advantage of available investments for yourself;

•	Front running a Vident Client Account by trading in Reportable Securities (or Equivalent Securities) ahead of the Vident Client Account;

•
Taking advantage of information or using Vident Client Account portfolio assets to affect the market in a way that personally benefits you or a portfolio or personal account in which you have Beneficial Ownership; and

•	Engaging in any other behavior determined by the Code Team to be, or to have the appearance of, an inappropriate resolution of a conflict.

2.2	Reportable Securities Accounts and Transactions
Reporting Persons must report all Reportable Securities Accounts and Reportable Securities Transactions to the Code Manager via ELF (see Section 1.4). Reportable Securities Accounts include accounts of Immediate Family Members and accounts in which a Reporting Person is a Beneficial Owner. There are three types of reports: (1) an initial holdings report that is filed upon becoming a Reporting Person or establishing any Reportable Securities Account, (2) a quarterly transaction report, and (3) an annual holdings report.
Each broker-dealer, bank, or fund company, where a Reporting Person has a Reportable Securities Account will be required to setup their accounts in ELF so they are received electronically. All accounts that have the ability to hold Reporting Securities must be included even if the account does not have holdings of Reportable Securities at the time of reporting.

1.	Initial Holdings Report. Within 10 business days of becoming a Reporting Person:

•	All Reportable Securities Accounts and Managed Accounts, including broker name and account number information must be reported by each Reporting Person to the Code Manager via ELF.

•	A recent statement (electronic or paper) for each Reportable Securities Account and Managed Account must be submitted by each Reporting Person to the Code Manager.

•
All holdings of Reportable Securities in Reportable Securities Accounts and Managed Accounts must be inputted by each Reporting Person into an Initial Holdings Report via ELF. The information in the report must be current as of a date no more than 45 calendar days prior to the date of becoming a Reporting Person.

2.	Quarterly Transactions Reports. Within 30 calendar days of each calendar quarter end:

•
Each Reporting Person must submit via ELF to the Code Manager a report showing all Reportable Securities Transactions made in his/her Reportable Securities Accounts during the quarter. A request for this report will be generated by ELF with notification of due dates and sent to Reporting Persons via email. A report must be submitted by each Reporting Person even if there were not any Reportable Securities Transactions during the quarter.

•	Each Reporting Person must certify as to the correctness and completeness of this report.

•	This report and certification must be submitted to the Code Manager within one business day immediately before the weekend or holiday if the 30th day falls on a weekend or holiday.

3.	Annual Holdings Reports. Within 30 calendar days of each calendar year end:

•
All holdings of Reportable Securities in all Reportable Securities Accounts must be reported by each Reporting Person to the Code Manager via ELF. The information in the report must be current as of a date no more than 45 calendar days prior to when you submit the report.

•	Each Reporting Person must certify as to the correctness and completeness of this report.

•	This report and certification must be submitted to the Code Manager within one business day immediately before the weekend or holiday if the 30th day falls on a weekend or holiday.

2.3	New Accounts
Each Reporting Person must submit a request for approval of a Reportable Securities Account or Managed Account (including those of Immediate Family Members) to the Code Manager within 10 business days of receiving the account number or prior to executing a transaction requiring pre-clearance, whichever occurs first.
Confidentiality
Vident will use reasonable efforts to ensure that the electronic reports submitted to the Code Team as required by this Code are kept confidential. Reports required to be submitted pursuant to the Code will be selectively reviewed by members of the Code Team and possibly senior executives or legal counsel on a periodic basis to seek to identify improper trading activity or patterns of trading and to otherwise seek to verify compliance with this Code. Data and information may be provided to Reportable Fund officers and trustees and will be provided to government authorities upon request or others if required to do so by law or court order.

2.4	Trading Restrictions and Prohibitions

A.	Reporting Persons. All Reporting Persons and their Immediate Family Members must comply with the following trading restrictions and prohibitions:

•
All Reporting Persons must pre-clear transactions of certain Reportable Securities in Reportable Personal Security Accounts, (including those of Immediate Family Members and accounts for which the Reporting Person is a Beneficial Owner) as described in the table that follows in Section 2.6.

•	IPOs, Private Placements and Initial Coin Offerings (“ICO”)
Reporting Persons are prohibited from purchasing shares in an IPO.
Reporting Persons may, subject to pre-clearance requirements, purchase shares in a Private Placement.
Reporting Persons are prohibited from purchasing virtual “coins” or “tokens” in an ICO.

•	Exchange Traded Funds (“ETFs”)
All Reporting Persons must disclose and report all holdings in ETFs. Purchases and sales of ETFs require pre-clearance.

•	Selling securities short (or any derivative having the same economic effect as a short sale) are prohibited.

•	Investment Clubs
Reporting Persons may not participate in the activities of an Investment Club.

•	Attempts to Manipulate the Market
Reporting Persons must not execute any transactions intended to raise, lower, or maintain the price of any Reporting Security or to create a false appearance of active trading.

•	Currency Accounts (including Cryptocurrencies)
Reporting Persons do not need to report accounts established to hold foreign currency or cryptocurrencies, provided no Reporting Securities can be held in the account.

2.5	How to Pre-Clear Reporting Personal Securities Transactions
Reporting Persons must follow the steps below to pre-clear trades for themselves and their Immediate Family Members:

Remember! Don’t place an order with your broker/dealer until you receive approval to make the trade.
1.
 Request Authorization. A request for authorization of a transaction that requires pre- clearance must be entered using ELF. Reporting Persons may only request pre-clearance for market orders or same day limit orders. Verbal pre-clearance requests are not permitted.

2. Have The Request Reviewed and Approved. After receiving the electronic request, the Code Manager or designate via ELF will notify Reporting Persons if the trade has been approved or denied.
3.
 Trading in Foreign Markets. A request for pre-clearance of a transaction in a local foreign market that has already closed for the day may be granted with authorization to trade on the following day because of time zone considerations. Approval will only be valid for that following trading day in that local foreign market.

4. Approval of Transactions.
•     The Request May be Refused. The Code Team may refuse to authorize a Reporting Person’s Reportable Personal Securities Transaction and need not give an explanation for the refusal. Reasons for refusing your Reportable Securities Transactions may be confidential.

•     Authorizations Expire. Any transaction authorization is effective until the close of business of the same trading day for which the authorization is granted (unless the authorization is revoked earlier). If the order for the transaction is not executed within that period, you must obtain a new pre-clearance authorization before placing a new transaction order.

2.6	Summary of What Reporting Persons and their Immediate Family Need to Report Quarterly and Pre-Clear

The table below serves as a reference to use in determining what Reporting Persons need to report on quarterly transactions reports and must pre-clear when executing a trade. If you have questions about any types of Securities not shown below, please contact a member of the Code Team listed in Appendix B.

	Report?	Pre-Clear?
Equity Securities	Yes	Yes
Corporate Debt Securities	Yes	Yes
Investment Trusts	Yes	Yes
Municipal Bonds	Yes	Yes
Options on Reportable Securities	Yes	Yes
Self-directed Reportable Securities transactions in Automatic Investment Plans	Yes	No
Virtual Coins or Tokens acquired through an Initial Coin Offering (“ICO”) or those acquired through a secondary token offering	Yes	Yes
Closed-End Funds	Yes	Yes
Private Placements	Yes	Yes
ETFs and options on ETFs	Yes	Yes
Robo advisor accounts	Yes	No
Money Market Mutual Funds	No	No
Short Term Cash Equivalents	No	No
U.S. Government Bonds (direct obligations)	No	No
U.S. Treasuries/Agencies (direct obligations)	No	No
Securities Purchased through automatic transactions in Automatic Investment Plans	Yes	No
Mutual Funds not managed by a Covered Company	No	No
Banker’s Acceptances, bank certificates of deposit, commercial paper & High- Quality Short-Term Debt Instruments, including repurchase agreements	No	No
529 Plans	Yes	No
401(k) plans that do not and cannot hold Reportable Funds or Reportable Securities	Yes	No
Transactions in Managed Accounts	Yes	No
Cryptocurrencies (e.g., Bitcoin)	No	No
Reportable Securities purchased through Automated Investment Plans	Yes	No
Gifting Reportable Securities to any account outside your Reportable Securities Account	Yes	Yes
Receipt of Reportable Securities as a gift	Yes	No

2.7	Ban on Short-Term Trading
There is a ban on short-term trading. Reporting Persons are not permitted to buy and sell, or sell and buy, the same Reportable Security (or Equivalent Security) that has been pre-cleared within 30 calendar days; this will be considered short-term trading.

•	This prohibition is measured on a Last in – First out (“LIFO”) basis.

•	Pre-clearance requests will be automatically denied in ELF if they are within the 30-day holding period.

Reporting Persons may be required to disgorge any profits the Reporting Person makes from any sale before the 30-day period expires.
The ban on short-term trading does not apply to transactions that involve:

•	Reportable Securities not requiring pre-clearance (e.g., mutual funds that are not Reportable Funds, although they typically impose their own restrictions on short-term trading);

•	Commodities, futures (including currency futures), options on futures and options on currencies;

•
Automated purchases and sales that were done as part of an Automatic Investment Plan. However, any self- directed purchases or sales outside the pre-set schedule or allocation of the Automatic Investment Plan, or other changes to the pre-set schedule or allocation of the Automatic Investment Plan, within a 30-day holding period, are subject to the 30-day ban on short term trading; or

•	Cash sweep vehicles, including money market funds.

•	Transactions in Managed Accounts

2.8	Employee Compensation Related Accounts

1.	401(k) Plans
Initial Holding Report (to be submitted in ELF):

•	Reporting Persons who have an established Vident Simple IRA are required to report their balances in Reportable Funds or Reportable Securities as part of the Initial Holdings Reporting process.

•	401(k) Plans and IRA’s that are external to Vident are required to be reported if the 401(k) Plan or IRA is capable of holding Reportable Funds or Reportable Securities.
Quarterly Transaction Report (to be submitted in ELF):

•
Reporting Persons are required to report self-directed transactions in Reporting Funds or Reportable Securities in a Vident Simple IRA that occurred outside of the previously reported investment allocations.

•	Reporting Persons are required to report transactions in Reportable Funds or Reportable Securities in 401(k) plans held outside of Vident.

•	Reporting Persons are not required to report bi-weekly payroll contributions, periodic company matches, or profit-sharing contributions.
Annual Holdings Report (to be submitted in ELF):

•	Reporting Persons are required to update their holdings in a Vident Simple IRA in their Annual Holdings Report

•	If an external 401(k) account holds Reportable Funds or Reportable Securities, Reporting Persons are required to update these holdings in their Annual Holdings Report.

3.	CODE VIOLATIONS

3.1	Investigating Code Violations
The Code Manager or designee is responsible for investigating any suspected violation of the Code. This includes not only instances of violations against the letter of the Code, but also any instances that may give the appearance of impropriety. Reporting Persons are expected to respond to Code Manager inquiries promptly. The Code Manager is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. The Code Manager will report the results of each investigation to the CCO. Violations of the Code may also be reported to the Reporting Person’s supervisor.

3.2	Penalties
The Code Manager is responsible for deciding whether a violation is minor, substantive or serious. In determining the seriousness of a violation of this Code, the Code Manager will consider the following factors, among others and will escalate as needed to the Vident CCO:

•	The degree of willfulness of the violation;

•	The severity of the violation;

•	The extent, if any, to which a Reporting Person profited or benefited from the violation;

•	The adverse effect, if any, of the violation on a Covered Company or a Vident Client Account; and

•	The Reporting Person’s history of prior violation(s) of the Code.
For purposes of imposing sanctions, violations generally will be counted on a rolling 24-month period. However, the Code Manager (in consultation with the CCO) reserves the right to impose a more severe sanction/penalty depending on the severity of the violation and/or taking into consideration violations dating back more than 24 months.
Any offenses as described below will be reportable to the Board(s). Penalties will be imposed as follows:

Minor Offenses:

•	First minor offense – First written notice.

•	Second minor offense – Second written notice.

•	Third minor offense – One-month ban on all personal trading, fine, disgorgement and/or other action.
Minor offenses may include, but are not limited to, the following: failure to timely submit quarterly transaction reports, failure to timely complete assigned training, failure to submit signed electronic acknowledgments of Code forms and certifications, and conflicting pre-clear request dates versus actual trade dates or other pre-clearance request errors.

Substantive Offenses:

•	First substantive offense – Written notice, fine, disgorgement and/or other action.

•	Second substantive offense – 3-month Ban on all personal trading, fine, disgorgement and/or other action.

•	Third substantive offense – 6-month Ban on all personal trading, fine, disgorgement and/or other action.
Substantive offenses may include, but are not limited to, the following: unauthorized purchase/sale of Reportable Securities as outlined in this Code, violations of short-term trading holding period (30-day rule), failure to request pre-clearance of transactions as required by the Code, and failure to timely report a reportable brokerage account. Other actions that may be taken in response to a substantive offense may include termination of employment and/or referral to authorities, depending on the seriousness of the offense.

Serious Offenses:
Engaging in insider trading or related illegal and prohibited activities such as “front running” and “scalping,” is considered a “serious offense.” We will take appropriate steps, which may include fines, termination of employment and/or referral to governmental authorities for prosecution. The Code Manager will immediately inform the CCO of any serious offenses.

Exceptions:
The Code Team may deviate from the penalties listed in the Code where the CCO determines that a more or less severe penalty is appropriate based on the specific circumstances of that case. For example, a first substantive offense may warrant a more severe penalty if it follows two minor offenses. Any deviations from the penalties listed in the Code, and the reasons for such deviations, will be documented and/or maintained in the Code files.

3.3	Dismissal and/or Referral to Authorities
Repeated violations or a flagrant violation of the Code may result in immediate dismissal from employment. In addition, the Code Manager, the CCO and/or senior management may determine that a single flagrant violation of the law, such as insider trading, will result in immediate dismissal and referral to authorities.

3.4	Exceptions to the Code
The Code Manager is responsible for enforcing the Code. The CCO or Code Manager (or his or her designee) may grant certain exceptions to the Code, provided any requests and any approvals granted must be submitted and obtained, respectively, in advance and in writing. The CCO or Code Manager may refuse to authorize any request for exception under the Code and is not required to furnish any explanation for the refusal.

Appendix A
Definitions
General Note:
The definitions and terms used in the Code are intended to mean the same as they do under the 1940 Act and applicable other Federal Securities Laws. If a definition hereunder conflicts with the definition in the 1940 Act or other Federal Securities Laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the 1940 Act or other Federal Securities Laws, as applicable.

Automatic Investment Plan    A program that allows a person to purchase or sell Reportable Securities, automatically and on a regular basis in accordance with a pre-determined schedule and allocation, without any further action by the person. An Automatic Investment Plan includes a SIP (systematic investment plan), SWP (systematic withdrawal plan), SPP (stock purchase plan), DRIP (dividend reinvestment plan), or employer- sponsored plan subject to such a program.
Beneficial Owner    You are the “beneficial owner” of any Reportable Securities in which you have a direct or indirect Financial or Pecuniary Interest, whether or not you have the power to buy and sell, or to vote, the securities.
In addition, you are the “beneficial owner” of Reportable Securities in which an Immediate Family Member has a direct or indirect Financial or Pecuniary Interest, whether or not you or the Immediate Family Member has the power to buy and sell, or to vote, the Reportable Securities. For example, you have Beneficial Ownership of securities in trusts of which Immediate Family Members are beneficiaries.
You are also the “beneficial owner” of Reportable Securities in any account, including but not limited to those of relatives, friends and entities in which you have a non-controlling interest or over which you or an Immediate Family Member exercise investment discretion. Such accounts do not include accounts you manage on behalf of a Covered Company.

Control
The power to exercise a controlling influence over the management or policies of a company, unless the power is solely the result of an official position with such company. Owning 25%or more of a company’s outstanding voting securities is presumed to give you control over the company. (See Section 2(a) (9) of the 1940 Act for a complete definition.)

Covered Companies    Vident Advisory, LLC and Vident Financial, LLC.
Equivalent Security    Any Reportable Security issued by the same entity as the issuer of a subject security that is convertible into the equity security of the issuer. Examples include, but are not limited to, options, rights, stock appreciation rights, warrants and convertible bonds.

Federal Securities Laws
The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm- Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Financial or Pecuniary Interest    The opportunity for you or your Immediate Family Member, directly, or indirectly, to profit or share in any profit derived from a transaction in the subject Reportable Securities whether through any contract, arrangement, understanding, relationship or otherwise. This standard looks beyond the record owner of Reportable Securities to reach the substance of a particular arrangement. You not only have a Financial or Pecuniary Interest in Reportable Securities held by you for your own benefit, but also Reportable Securities held (regardless of whether or how they are registered) by others for your benefit, such as Reportable Securities held for you by custodians, brokers, relatives, executors, administrators, or trustees. The term also includes any interest in any Reportable Security owned by an entity directly or indirectly controlled by you, which may include corporations, partnerships, limited liability companies, trusts and other types of legal entities. You or your Immediate Family Member likely have a Financial or Pecuniary Interest in:

•	Your accounts or the accounts of Immediate Family Members;

•	A partnership or limited liability company, if you or an Immediate Family Member is a general partner or a managing member;

•	A corporation or similar business entity, if you or an Immediate Family Member has or shares investment control; or

•	A trust, if you or an Immediate Family Member is a beneficiary

Immediate Family Member    Any of the following persons, including any such relations through adoption, who reside in the same household with you:

• spouse	• grandparent	• mother-in-law
• domestic partner	• grandchild	• father-in-law
• parent	• brother	• daughter-in-law
• stepparent	• sister	• son-in-law
• child		• sister-in-law
• stepchild		• brother-in-law
Immediate Family Member also includes any other relationship that the Code Team determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety.
All references to “Reporting Persons” in the guidelines, prohibitions, restrictions and duties set forth in this Code should be interpreted to also refer, as the context requires, to Immediate Family Members of such persons.
Investment Club    An investment club is a group of people who pool their money to make investments. Usually, investment clubs are organized as partnerships and, after the members study different investments, the group decides to buy or sell based on a majority vote of the members. Club meetings may be educational and/or each member may actively participate in investment decisions.

IPO
An initial public offering, or the first sale of a company’s securities to public investors. Specifically, it is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Managed Account    Any account for which the holder gives, in writing, his/her broker or someone else
(other than another Reporting Person) the authority to buy and sell Reportable Securities, either absolutely or subject to certain restrictions, other than pre-approval by any Reporting Person. In other words, the holder gives up the right to decide what Reportable Securities are bought or sold for the account. This includes accounts known as “Robo Advisor” accounts where account investments and reallocations are done through an automated platform. In order for an account to be coded in ELF as a “Managed Account,” documentation from the person or entity managing the account must be submitted to the Code Manager and maintained in ELF confirming they have discretionary authority over the account.
Non-Public Information    Any information that is not generally available to the general public in widely disseminated media reports, SEC filings, public reports, or similar publications or sources.

Private Placement    An offering, including an ICO, that is exempt from registration under Section 4(a)(2)
or 4(6) of the Securities Act of 1933, as amended, or Rule 504, Rule 505 or Rule 506 thereunder.
Purchase or Sale of a Security    In addition to any acquisition or disposition of a Reportable Security for value, a
Purchase or Sale of a Reportable Security includes, among other things, the receipt or giving of a gift or writing of an option to purchase or sell a Reportable Security.
Reportable Fund    Reportable Fund means any investment company registered under the 1940 Act, for which a Covered Company serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act. A list of all Reportable Funds is included in Appendix C.
Reporting Person    Reporting Person means any employee of a Covered Company, and any other persons designated by the CCO or Code Manager.
All references to “Reporting Persons” in the guidelines, prohibitions, restrictions and duties set forth in this Code should be interpreted to also refer, as the context requires, to Immediate Family Members of Reporting Persons. The Code Manager is responsible for maintaining a list of all Reporting Persons and notifying such Reporting Persons of their status.

Reportable Securities Account     Any account that holds Reportable Securities of which you have Beneficial
Ownership, other than a Managed Account that holds Reportable Securities and has previously been approved by the Code Manager over which you have no direct influence or Control. A Reportable Securities Account is not limited to Reportable Securities accounts maintained at brokerage firms, but also includes holdings of Reportable Securities owned directly by you or an Immediate Family Member or held through a retirement plan of Vident or a former employer.

Reportable Securities Transaction    A Purchase or Sale of a Reportable Security, of which you acquire or relinquish
Beneficial Ownership.
Reportable Security/Securities    Any security as defined under Section 2(a)(36) of the 1940 Act or Section 202(a)(18)
of the Advisers Act, except that it does not include direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, High Quality Short-Term Debt Instruments, including repurchase agreements, shares issued by money market mutual funds, or shares issued by mutual funds other than the Reportable Funds or shares issued by unit investment trusts that are invested exclusively in one or more mutual none of which are Reportable Funds. “Reportable Security” includes any security issued by closed-end funds and ETFs.

Vident Client Accounts	Accounts of investment advisory clients of Covered Companies, including but not limited to investment companies registered under the 1940 Act.

Appendix B

Code Team Contact Information

CCO         Aisha Hunt         ahunt@videntadvisory.com        direct dial: 404.527.4221
cell phone: 415.686.9036

Code Manager    Matthew Carney         mcarney@videntadvisory.com        direct dial: 404.527.4224
cell phone: 407.492.3282

Appendix C

Reportable Funds

PPTY        PPTY – U.S. Diversified Real Estate ETF

VBND        Vident Core U.S. Bond Strategy ETF

VIDI        Vident International Equity Fund

VUSE        Vident Core U.S. Equity Fund